Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.525.3310
ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF 2008
Strategy Demonstrating Significant Sequential Quarterly
Improvements as Revenue Increases 56%

SAN MATEO, CA – July 17, 2008 – Avistar Communications Corporation (Nasdaq: AVSR), a video collaboration platform provider, today announced its financial results for the three month and six month periods ended June 30, 2008.

Given the financial and operating turnaround that is in progress, and the distortive impact of patent licensing settlements in 2007, important sequential quarter-to-quarter highlights include:

•	Total revenue, prepared in accordance with GAAP, was $1.8 million, as compared to $1.2 million for the quarter ended March 31, 2008, an increase of 56%.
•
Operating expense (research & development, sales & marketing and general and administrative) was $3.2 million for the second quarter, as compared to $5.1 million for the first quarter of 2008, an improvement of 37%.

•	Income from settlement and licensing activity, which management sees as a key component of the company’s “top line” performance, was $1.1 million in both the second and first quarters of 2008.
•
Net income represented a loss of $1.6 million, or $(0.05) per basic and diluted share, as compared to a loss of $3.8 million, or $(0.11) per basic and diluted share recorded in the first quarter of 2008.

•	The cash and cash equivalent balance at June 30, 2008 was $5.7 million.

“This is the third quarter of sequential improvement in total costs and expenses and reflects the focus of management on improving operational productivities,” said Bob Habig, Avistar’s Chief Financial Officer. “The second quarter also posted an adjusted EBITDA (a key metric being used by the management team as a measurement of our turnaround progress) of a $1.2 million loss, an improvement of 66% over the first quarter of 2008, and a positive trend from the second half of last year.”

“Progress in the Avistar turnaround was dramatic during the second quarter of 2008, with a significant reduction in our costs translating into huge increases in staff efficiency and financial productivity,” said Simon Moss, Avistar’s CEO. “At the same time, we increased our revenue over the first quarter by more than 50%, and now have in place an efficient organization that is ready to leverage top-line growth. As further evidence of this capacity, we nearly doubled our product bookings in the second quarter as compared to the first quarter of 2008, posting the third best result in the last five years.”

Mr. Moss continued, “A year-to-date comparison with 2007 results is the best demonstration of the challenge confronted by Avistar, and what I directed the new management team to address as its highest priority during the first part of 2008.  As historical context, Avistar was building a cost base that counted on a continuation of the patent licensing deals that we were fortunate enough to accomplish in both the first and second quarter of 2007. To establish a cost structure more in line with a predictable revenue stream and to respond to Microsoft’s challenge to our entire U.S. patent portfolio, we went through a painful set of cost reductions during the first quarter to moderate our cash burn. As we’ve previously communicated, we expect that improvements demonstrated in the second quarter will translate into a full year cost reduction of approximately 40% compared to 2007.”

“Now we enter a new phase of our turn-around strategy. During the third quarter, we expect to see traction from the diversification of our Go-to-Market strategy through partnership agreements, technology licensing, continued sales momentum with a new, market-leading software-based product portfolio, and the establishment of an indirect channel of distributors and resellers –something that the company had not pursued in the past. Over the last several months, we have signed 14 channel partners, and although we recognize that building a distributor and reseller channel does not produce instantaneous revenue results, we fully expect that this distribution approach will provide for highly leverage-able proceeds by year-end.”

Other significant developments during the second quarter of 2008 included:

•
The U.S. Patent & Trademark Office (USPTO) rejected the majority of Microsoft’s requests for the re-examination of our entire U.S. patent portfolio. The USPTO has historically accepted over 90% of all patent re-examination requests, whereas they have decided to re-review just 10 of our 29 U.S. patents. We have been informed that Microsoft has now asked the USPTO to reconsider its rejections of five re-examination requests.

•	The Nasdaq Listing Qualification Panel has granted Avistar an exception to its continued listing requirements in order to allow the company to demonstrate additional progress in its turn-around plan.

Mr. Moss continued, “We believe the last six months demonstrates the caliber of our team, and our focus on addressing the challenges we face. We are now focused on top-line growth, anticipating significant leverage from the structural adjustments that we have accomplished.”

“We will be conducting a conference call later today, the first in several years, and encourage our investors to participate and find out more about our performance and prospects,” Mr. Moss concluded.

To participate in the conference call, which begins at 1:00 pm EDT on Thursday, July 17, investors should dial toll-free 877.604.9673. Investors may also access a live audio webcast of this conference call through the Investor Relations section of the Company’s website at http://investor.shareholder.com/avistar/events.cfm. A transcript will be available following the call at the above web address.

About Avistar Communications Corporation

Avistar creates technology that provides the missing critical element in unified communications: bringing people in organizations face-to-face, through enhanced communications, for true collaboration anytime, anyplace. Its latest product, Avistar C3, draws on over a decade of market experience to deliver a single-click desktop videoconferencing and collaboration experience that moves business communications into a new era. Available as a stand-alone solution, or integrated with existing unified communications software from other vendors, Avistar C3 users gain instant messaging-style ability to initiate video communications across and outside the enterprise. Patented bandwidth management enables thousands of users to access desktop videoconferencing, Voice over IP (VoIP) and streaming media, without requiring substantial new network investment or impairing network performance.
Avistar's desktop videoconferencing and collaboration installations are among the world's largest, including more than 18,000 seats sold in more than 40 countries. Clients report as much as a 20 percent reduction in travel expense and carbon emissions, increases in productivity, and immeasurably improved relationship building within their organizations, as well as with suppliers and customers. Avistar holds a portfolio of 80 patents for inventions in video and network technology and licenses IP to videoconferencing, rich-media services, public networking and related industries. Current licensees include Sony Corporation, Sony Computer Entertainment Inc. (SCEI), Polycom, Inc., Tandberg ASA, Radvision Ltd. and Emblaze-VCON. For more information, visit www.avistar.com.

For more information, visit www.avistar.com

Forward Looking Statements

Statements made in this news release that are not purely historical, including but not limited to statements regarding the efficiency of Avistar’s organization, its ability to achieve and leverage top line growth, its ability to establish a cost structure in line with predictable revenues, continued reductions in Avistar’s operating costs, diversification of Avistar’s go-to-market strategy, the establishment of partnership agreements and indirect distribution channels, and the benefits of such marketing and sales strategies on Avistar’s ability to remain listed on the Nasdaq Stock Market are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as Avistar’s lengthy sales cycle, volatility associated with Avistar’s sales and licensing activities, market acceptance of Avistar’s products, increased competition in the market for unified communications, technical challenges associated with product development, ongoing technological developments and changing industry standards, and challenges associated with protecting and licensing Avistar’s intellectual property.  As a result of these and other factors, Avistar expects to experience significant fluctuations in revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that its future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaims any intent or obligation to update these forward-looking statements.

~ financial statements follow ~

Copyright © 2008 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and six months ended June 30, 2008 and 2007
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Revenue:
Product	$553	$704	$802	$1,962
Licensing	153	4,321	307	4,553
Services, maintenance and support	1,084	873	1,832	1,775
Total revenue	1,790	5,898	2,941	8,290
Costs and expenses:
Cost of product revenue*	565	711	924	1,440
Cost of services, maintenance and support revenue*	603	571	1,122	1,247
Income from settlement and patent licensing	(1,057)	(1,057)	(2,114)	(14,114)
Research and development*	959	1,840	2,810	3,497
Sales and marketing*	789	1,547	2,118	3,036
General and administrative*	1,436	1,948	3,314	8,411
Total costs and expenses	3,295	5,560	8,174	3,517
(Loss) income from operations	(1,505)	338	(5,233)	4,773
Other (expense) income:
Interest income	21	101	67	214
Other expense, net	(128)	(51)	(213)	(106)
Total other (expense) income, net	(107)	50	(146)	108
Net (loss) income	$(1,612)	$388	$(5,379)	$4,881

Net (loss) income per share	$(0.05)	$0.01	$(0.16)	$0.14
Weighted average shares used in calculating
Basic net (loss) income per share	34,547	34,230	34,538	34,166
Diluted net (loss) income per share	34,547	35,008	34,538	35,072

*Including stock based compensation of:
Cost of products, services, maintenance
and support revenue	$19	$53	$26	$113
Research and development	88	180	151	384
Sales and marketing	(60)	108	(96)	293
General and administrative	156	235	269	468
	$203	$576	$350	$1258

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
as of June 30, 2008 and December 31, 2007
(in thousands, except share and per share data)

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$5,747	$4,077
Marketable securities	-	799
Total cash, cash equivalents and marketable securities..	5,747	4,876
Accounts receivable, net of allowance for doubtful accounts of $21 and $24 at
June 30, 2008 and December 31, 2007, respectively	1,115	1,385
Inventories	458	428
Deferred settlement and patent licensing costs	1,256	1,256
Prepaid expenses and other current assets	394	462
Total current assets	8,970	8,407
Property and equipment, net	526	767
Long-term deferred settlement and patent licensing costs	481	1,117
Other assets....	205	286
Total assets...	$10,182	$10,577

Liabilities and Stockholders' Equity (Deficit):
Current liabilities:
Line of credit	$7,000	$5,100
Accounts payable	581	1,287
Deferred income from settlement and patent licensing	5,520	5,520
Deferred services revenue and customer deposits	1,302	2,231
Accrued liabilities and other	1,591	1,451
Total current liabilities	15,994	15,589
Long-term liabilities:
Long-term convertible debt	7,000	-
Long-term deferred income from settlement and patent licensing and other	1,987	4,814
Total liabilities	24,981	20,403
Stockholders' equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at June 30, 2008 and
December 31, 2007; 35,730,014 and 35,678,807 shares issued including
treasury shares at June 30, 2008 and December 31, 2007, respectively	36	36
Less: treasury common stock, 1,182,875 shares at June 30, 2008 and
December 31, 2007, respectively, at cost	(53)	(53)
Additional paid-in-capital	96,331	95,925
Accumulated deficit	(111,113)	(105,734)
Total stockholders' equity (deficit)	(14,799)	(9,826)
Total liabilities and stockholders' equity (deficit)	$10,182	$10,577

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

THREE AND SIX MONTHS ENDED JUNE 30, 2008
FINANCIAL RESULTS: RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands)

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Three Months Ended June 30,
	2008	2007
	(unaudited)

Net (loss) income	$(1,612)	$388
Interest income	(21)	(101)
Other (expense) income, net	128	51
Depreciation	137	98
EBITDA	(1,368)	436
Stock-based compensation expense	203	576
Adjusted EBITDA	$(1,165)	$1,012

	Six Months Ended June 30,
	2008	2007
	(unaudited)

Net (loss) income	$(5,379)	$4,881
Interest income	(67)	(214)
Other (expense) income, net	213	106
Depreciation	268	148
EBITDA	(4,965)	4,921
Stock-based compensation expense	350	1,258
Adjusted EBITDA	$(4,615)	$6,179

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the six months ended June 30, 2008 and 2007
(in thousands)

	Six Months Ended June 30,
	2008	2007
	(unaudited)

Cash Flows from Operating Activities:
Net (loss) income	$(5,379)	$4,881
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	268	148
Stock based compensation for options issued to consultants and employees	350	1,258
Provision for doubtful accounts	(3)	2
Changes in assets and liabilities:
Accounts receivable	273	305
Inventories	(30)	153
Prepaid expenses and other current assets	68	81
Deferred settlement and patent licensing costs	636	637
Other assets	81	(2)
Accounts payable	(706)	(440)
Deferred income from settlement and patent licensing and other	(2,827)	(2,744)
Deferred services revenue and customer deposits	(929)	(1,118)
Accrued liabilities and other	140	(698)
Net cash (used in) provided by operating activities	(8,058)	2,463

Cash Flows from Investing Activities:
Maturities of short-term marketable securities	799	-
Sale of property and equipment	8	-
Purchase of property and equipment	(35)	(475)
Net cash provided by (used in) investing activities	772	(475)

Cash Flows from Financing Activities:
Line of credit payments	(5,100)	-
Borrowings on line of credit	7,000	-
Proceeds from debt issuance	7,000	-
Net proceeds from issuance of common stock	56	296
Net cash provided by financing activities	8,956	296
Net increase in cash and cash equivalents	1,670	2,284
Cash and cash equivalents, beginning of year	4,077	7,854
Cash and cash equivalents, end of period	$5,747	$10,138